Capital Management Investment Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Capital Management Investment Trust and to the use of our report dated January 29, 2019 on the financial statements and financial highlights of Wellington Shields Small-Cap Fund (formerly, Capital Management Small-Cap Fund) and Wellington Shields All-Cap Fund (formerly, Capital Management Mid-Cap Fund), each a series of shares of beneficial interest in Capital Management Investment Trust. Such financial statements and financial highlights appear in the November 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD,LLP

Philadelphia, Pennsylvania

March 28, 2019